Exhibit 2

Stock Symbols:	AEM (NYSE and TSX)	For further information:
David Smith; Vice-President, Investor Relations
(416) 947-1212

AGNICO-EAGLE DOUBLES CREDIT LINES TO US$600 MILLION

Toronto (September 4, 2008) - Agnico-Eagle Mines Limited (“Agnico-Eagle” or the “Company”) announced today that it has executed a new non-amortizing US$300 million revolving credit facility, maturing September 2010.  Including its pre-existing credit facility, the Company now has US$600 million of credit lines.  The pre-existing facility is also a non-amortizing US$300 million revolving credit line, maturing January 2013.  Both credit facilities are unsecured.  The new facility is being provided by a syndicate of international banks including Scotia Capital (Lead Arranger and Administrative Agent), Toronto-Dominion Bank (Syndication Agent), BMO Capital Markets (Co- Documentation Agent), Commonwealth Bank of Australia (Co-Documentation Agent), Royal Bank of Canada, Barclays Bank and National Bank of Canada.

“We are well capitalized for our growth plan that is expected to increase annual gold output to approximately 1.3 million ounces by 2010” said Sean Boyd, Vice Chairman and Chief Executive Officer.  “Our commercial banking partners have provided us with a low-cost, non-dilutive source of capital, giving us additional financial flexibility as we build our project pipeline and increase gold reserves” added Mr. Boyd.

Forward-Looking Statements

The information in this press release has been prepared as at September 4, 2008. Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward looking information under the provisions of Canadian provincial securities laws. When used in this document, words such as “anticipate”, “expect”, “estimate,” “forecast,” “planned”, “will”, “likely” and similar expressions are intended to identify forward-looking statements or information.

Such statements include, without limitation: the Company’s forward looking expectations regarding the growth of the Company’s gold production and its requirements for capital.  Such statements reflect the Company’s views as at the date of this press release and are subject to certain risks, uncertainties and assumptions, and undue reliance should not be placed on such statements. Many factors, known and unknown, could cause the actual results to be materially different from those expressed or implied by such forward looking statements. Such risks include, but are not limited to: the volatility of prices of gold and other metals; uncertainty of mineral reserves, mineral resources, mineral grades and mineral recovery estimates; uncertainty of future production, capital expenditures, and other costs; currency fluctuations; financing of additional capital requirements; cost of exploration and development programs; mining risks; risks associated with foreign operations; governmental and environmental regulation;  and the volatility of the

Company’s stock price. For a more detailed discussion of such risks and other factors, see Company’s Annual Information Form and Annual Report on Form 20-F for the year ended December 31, 2007, as well as the Company’s other filings with the Canadian Securities Administrators and the U.S. Securities and Exchange Commission. The Company does not intend, and does not assume any obligation, to update these forward-looking statements and information, except as required by law. Accordingly, readers are advised not to place undue reliance on forward-looking statements. Certain of the foregoing statements are based on preliminary views of the Company with respect to, among other things, gold production objectives and capital requirements and actual results and final decisions may be materially different from those currently anticipated.

About Agnico-Eagle

Agnico-Eagle is a long established Canadian gold producer with operations located in Quebec and exploration and development activities in Canada, Finland, Mexico and the United States.  Agnico-Eagle’s LaRonde Mine is Canada’s largest gold deposit in terms of reserves.  The Company has full exposure to higher gold prices consistent with its policy of no forward gold sales.  It has paid a cash dividend for 26 consecutive years.